                                               Filed Pursuant to Rule: 424(b)(2)
                                                     Registration No.: 333-56022


                                2,518,000 Shares


                                CYBERONICS, INC.



                                  COMMON STOCK


     This prospectus relates to the offer and sale from time to time of up to an aggregate of 2,518,000 shares of our common stock for the account of our stockholders named in this prospectus. These stockholders acquired the shares directly from us in a private placement completed on February 16, 2001. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

     The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution."

     Our common stock is listed for trading on The NASDAQ National Market under the trading symbol "CYBX." On February 20, 2001, the last reported sale price of our common stock on NASDAQ was $21.625 per share. The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices.

     The address of our principal executive offices is 16511 Space Center Boulevard, Suite 600, Houston, Texas 77058, and our telephone number is (281) 228-7200.


                                 ---------------


                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS," BEGINNING ON PAGE 3.

                          -----------------------------



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS FEBRUARY 28, 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.



                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS...........................................    1
OUR COMPANY..........................................................    2
RISK FACTORS.........................................................    3
USE OF PROCEEDS......................................................    8
SELLING STOCKHOLDERS.................................................    8
PLAN OF DISTRIBUTION.................................................    8
LEGAL MATTERS........................................................   10
EXPERTS..............................................................   10
WHERE YOU CAN FIND MORE INFORMATION..................................   10

     ADDITIONAL INFORMATION, INCLUDING OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2000 AND THE NOTES THERETO, AND OUR RECENT QUARTERLY REPORTS, IS INCORPORATED IN THIS PROSPECTUS BY REFERENCE TO OUR REPORTS FILED WITH THE SEC. SEE "WHERE YOU CAN FIND MORE INFORMATION." YOU ARE URGED TO READ THIS PROSPECTUS, INCLUDING THE "RISK FACTORS," AND OUR SEC REPORTS IN THEIR ENTIRETY.


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors. Factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

     -    reliance on single product

     - uncertainty of product development and expansion into other indications, including depression and obesity

     -    uncertainty of ability to expand market acceptance

     -    fluctuations in quarterly operating results

     -    dependence on patents, licenses, and proprietary rights

     -    competition and rapid technological change

     -    volatility of stock price

     -    dependence on key suppliers and manufacturers

     -    risk of product recall

     -    limitations on third-party reimbursement

     We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                   OUR COMPANY

     Cyberonics, Inc. was founded in 1987 to design, develop, manufacture and market the Neuro Cybernetic Prosthesis, or NCP (R) System, an implantable medical device for the treatment of epilepsy and other debilitating neurological, psychiatric diseases and other disorders.

     During fiscal 2000, we began operating our business in three business units. The three separate business units include the Epilepsy Business Unit, the Depression Business Unit and the Obesity and Other New Indications Business Unit. All three of these units are reported for accounting purposes as one segment and involve designing, developing, manufacturing and marketing our proprietary NCP System using Vagus Nerve Stimulation (VNS(TM)) for the treatment of epilepsy and other debilitating neurological, psychiatric diseases and other disorders. The identification and separation of the Indications Business Units reflects the different phases of clinical development and product life cycle as well as the different disorders amenable to treatment by VNS using our proprietary NCP system. However, each Indication Business Unit has similar economic characteristics, technology, manufacturing processes, customers, distribution and marketing strategies, a similar regulatory environment and shared infrastructures.

     Our overall objectives are:

     - to transition VNS from being considered a revolutionary new therapy into being considered a primary adjunctive standard of care for treating patients who suffer from epilepsy and

     - to develop other indications for vagus nerve stimulation covered by our method patents.

     Our strategies to achieve our objectives are to:

     - expand market acceptance of VNS by creating physician and patient demand,

     - expand reimbursement by third-party payors to hospitals and medical professionals by communicating the safety and efficacy of the NCP System, the debilitating nature and the annual cost of treating epilepsy and the efficacy and cost of alternative treatments,

     - expand the clinical study of the NCP System for the treatment of major depression and

     - continue the preliminary evaluation of VNS in new indications as warranted by our extensive patent portfolio, research and studies and market dynamics.


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

                                  RISK FACTORS


     An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, in addition to other information contained in this prospectus and any other document incorporated by reference into this prospectus, before purchasing our common stock.

WE RELY ON ONE PRODUCT FOR OUR REVENUE AND THE OTHER PRODUCTS WE ARE DEVELOPING MAY NOT ULTIMATELY GENERATE REVENUES.

     We rely on only one product for our revenues and if sales of this product are not achieved, our operating results will be severely harmed. We have only one product, the NCP System, which has been approved by the FDA for a single indication: as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic drugs. We do not expect to have any other product or approved indication for the NCP System in the United States for at least the next two years. Although sales of our NCP System have been increasing, we cannot assure you that sales will continue to increase at the same rate or at all. We are currently requesting approval for the use of the NCP System for the treatment of major depression in patients with unipolar and bipolar depressive disorder. We do not yet have approvals necessary to commercialize the NCP System for the treatment of depression. We cannot assure you that any approvals for the treatment of depression with the NCP System will be granted, nor can we assure you that even if the approval is granted, we will be successful in commercializing the NCP System for the treatment of depression. The same uncertainty surrounds our efforts in obesity and Alzheimer's Disease applications. Our inability to commercialize successfully the NCP System for depression, obesity and other indications will severely harm our business.

ACCEPTANCE OF OUR NCP SYSTEM IN THE MARKETPLACE IS UNCERTAIN.

     We may not be able to continue to expand market acceptance of the use of our NCP System to treat epilepsy, which could cause our sales to decrease. Continued market acceptance of our NCP System will depend on our ability to convince the medical community of the clinical efficacy and safety of vagus nerve stimulation and the NCP System. While the NCP System has been used in approximately 9,000 patients through June 30, 2000, many physicians are still unfamiliar with this form of therapy. We believe that existing antiepileptic drugs and surgery are the only other approved and currently available therapies competitive with the NCP System in the treatment of epileptic seizures. These therapies may be more attractive to patients or their physicians than the NCP System in terms of efficacy, cost or reimbursement availability. We cannot assure you that the NCP System will achieve market acceptance for the treatment of epilepsy or for any other indication. Failure of the NCP System to gain market acceptance would severely harm our business, financial condition and results of operations.

OUR EFFORTS TO DEVELOP VNS FOR TREATMENT OF DEPRESSION, OBESITY, ALZHEIMER'S DISEASE OR ANY OTHER INDICATIONS MAY PROVE UNSUCCESSFUL.

     We may not be successful in our efforts to develop VNS for the treatment of depression, obesity, Alzheimer's Disease or any other indications. We are in the process of conducting studies to help us evaluate, and ultimately obtain FDA approval for, the use of VNS as a treatment for depression, obesity, Alzheimer's Disease and other indications. While we are encouraged by test results to date, we cannot assure you that our test results will continue to be as positive as we currently anticipate or that we will receive FDA approval for the use of our product for the treatment of any other indication. Even if we receive FDA approval for another indication, we can provide no assurances with respect to market acceptance. If our test results are not as we anticipate, if we receive no additional FDA approvals or if alternative indications do not prove to be commercially viable, our revenues will not experience the growth that we currently anticipate.

FLUCTUATIONS IN OUR QUARTERLY OPERATIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Our quarterly operating results may fluctuate in the future, which may cause our stock price to decline. Our results of operations may fluctuate significantly from quarter to quarter and may be below the expectations of


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

security analysts. If so, the market price of our shares may decline. Our quarterly revenues, expenses and operating results may vary significantly from quarter to quarter for several reasons including the extent to which our NCP System gains market acceptance, the timing of obtaining marketing approvals for our NCP System for other indications, the timing of any approvals for reimbursement by third-party payors, the rate and size of expenditures incurred as we expand our clinical, manufacturing, sales and marketing efforts, our ability to retain qualified sales personnel and the availability of key components, materials and contract services, which may depend on our ability to forecast sales.

OUR PROJECTED EXPENSES ARE BASED ON ESTIMATES OF FUTURE SALES, WHICH MAY NOT BE ACCURATE.

     Our current and future expense estimates are based, in large part, on estimates of future sales, which are difficult to predict. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected sales shortfall. If our expenses were not accompanied by increased sales, our results of operations and financial condition for any particular quarter would be harmed.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT COULD AFFECT OUR PROFITABILITY.

     We may be unable to obtain adequate third-party reimbursement on our product. Our ability to commercialize the NCP System successfully depends in part on whether third-party payors, including private health care insurers, managed care plans, the United States government's Medicare and Medicaid programs and others, agree both to cover the NCP System and associated procedures and services and to reimburse at adequate levels for the costs of the NCP System and the related services we have in the United States or internationally. If we fail to achieve or expand favorable coverage decisions for the NCP System in a timely manner, patients and their physicians could be deterred from using the NCP System which could reduce our sales and severely harm our business.

OUR SALES REQUIRE EXTENSIVE MARKETING AND SALES EFFORTS, WHICH MAY NOT BE SUCCESSFUL.

     We may not be successful in our marketing and sales efforts, which could severely harm our business. We cannot assure you that our marketing and sales efforts will succeed in promoting the NCP System to patients, health care providers or third-party payors on a broad basis. In addition, due to limited market awareness of the NCP System, we believe that the sales process could be lengthy, requiring us to continue to educate patients, health care providers and third-party payors regarding the clinical benefits and cost effectiveness of the NCP System. In certain international territories, we rely, and intend to continue to rely, upon independent distributors. We may not be able to recruit and retain skilled marketing and sales personnel or foreign distributors to support our marketing and sales efforts. Our failure to successfully market and sell our NCP System or to retain our sales force would severely impair our sales and our business.

WE RELY UPON THIRD PARTY SUPPLIERS FOR COMPONENTS, MATERIALS AND CONTRACT SERVICES TO MANUFACTURE THE NCP SYSTEM.

     If our suppliers and manufacturers are unable to meet our demand for materials, components and contract services, we may be forced to qualify new vendors or change our product design which would impair our ability to deliver products to our customers on a timely basis. We rely upon sole source suppliers for certain of the key components, materials and contract services used in manufacturing the NCP System. We periodically experience discontinuation or unavailability of components, materials and contract services which may require us to qualify alternative sources or, if no such alternative sources are identified, change our product design. We believe that pursuing and qualifying alternative sources and/or redesigning specific components of the NCP System, when necessary, could consume significant resources. In addition, such changes generally require regulatory submissions and approvals. Any extended delays in or an inability to secure alternative sources for these or other components, materials and contract services could result in product supply and manufacturing interruptions, which could significantly harm our business.

OUR PRODUCTS MAY BE SUBJECT TO CLAIMS OF DESIGN DEFECT AND PRODUCT RECALLS.

     Our products may be found to have significant defects that could harm the human body and result in product recalls. The NCP System includes a complex electronic device and lead designed to be implanted in the human body. Component failures, manufacturing or shipping errors or design defects could result in an unsafe condition in patients. The occurrence of such problems or other adverse reactions could result in a recall of our products, possibly requiring removal and potential reimplantation of the NCP System or a component of the NCP System. For example, in 1991, a failure of an NCP System caused permanent paralysis of one patient's left vocal cord. In addition, several patients experienced bipolar lead failures which, although not harmful to the patient, reduced the efficacy of the treatment and required lead replacement. Since the occurrence of these failures, changes have been made to our product designs and no similar failures have been reported. However in the future, we may experience similar or other product problems or may be required to recall products. Any product recall could severely harm our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PREVENT UNAUTHORIZED USE OF OUR PRODUCTS.

     We may not be able to protect our technology from unauthorized use, which could diminish the value of our products and impair our ability to compete. Our success depends upon our ability to obtain and maintain patent and other intellectual property protection for the NCP System and its improvements, and for vagus nerve stimulation therapy. To that end, we have acquired licenses under certain patents and have patented and intend to continue to seek patents on our own inventions used in our products and treatment methods. The process of seeking patent protection can be expensive and time consuming and we cannot assure you that patents will issue from our currently pending or future applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection of our technology, or any commercial advantage to us. Further, the protection offered by the licensed international patents is not as strong as that offered by the licensed United States patents due to differences in patent laws. In particular, the European Patent Convention prohibits patents covering methods for treatment of the human body by surgery or therapy.

     We may have to engage in litigation to protect our proprietary rights, or defend against infringement claims by third parties, causing us to suffer significant expenses or prevent us from selling our products. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation, which could result in substantial cost to and diversion of effort by us, may be necessary to enforce patents issued or licensed to us, to protect trade secrets or know-how owned by us or to defend ourselves against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Adverse determinations in litigation could subject us to significant liabilities to third parties, could require us to seek licenses from third parties and could prevent us from manufacturing, selling or using the NCP System, any of which could severely harm our business.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND INTENSE COMPETITION.

     Intense competition and rapid technological changes could reduce our ability to market our products and achieve sales. We believe that existing and future antiepileptic drugs will continue to be the primary competition for our NCP System. We may also face competition from other medical device companies that have the technology, experience and capital resources to develop alternative devices for the treatment of epilepsy. Medtronic, Inc., for example, continues to clinically assess an implantable signal generator used with an invasive deep brain probe, or thalamic stimulator, for the treatment of neurological disorders and has received FDA approval for the device for the treatment of essential tremor, including that associated with Parkinson's Disease. Many of our competitors have substantially greater financial, manufacturing, marketing and technical resources than we do and have obtained third-party reimbursement approvals for their therapies. In addition, the health care industry is characterized by extensive research efforts and rapid technological progress. Our competitors may develop technologies and obtain regulatory approval for products that are more effective in treating epilepsy than our current or future products. In addition, advancements in surgical techniques may make surgery a more attractive therapy for epilepsy. The development by others of new treatment methods with novel antiepileptic drugs, medical devices or surgical techniques for epilepsy could render the NCP System non-competitive or obsolete. We may not be able to compete successfully against current and future competitors, including new products and technology, which could severely harm our business, financial condition or results of operations.

WE MUST EFFECTIVELY MANAGE OUR GROWTH.

     If we fail to effectively manage our growth, our ability to maintain our costs or capture new business could suffer. In connection with the commercialization of the NCP System in the United States, we have begun and intend to continue to significantly expand the scope of our operations, in particular in manufacturing and in marketing and sales. Such activities have placed, and may continue to place, a significant strain on our resources and operations. Our ability to effectively manage such growth will depend upon our ability to attract, hire and retain highly qualified employees and management personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations and we may not be successful in hiring or retaining qualified personnel. Our success will also depend upon the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems. If we fail to manage our growth effectively, our business would suffer.

WE MAY BE NEGATIVELY AFFECTED IF OUR PRODUCT LIABILITY INSURANCE COVERAGE IS INADEQUATE.

     We are subject to claims of product liability and we may not have the resources or insurance to cover the cost for losses under these claims. As an implantable medical device, the manufacture and sale of the NCP System entails the risk of product liability claims. Our product liability coverage may not be adequate to cover any of these claims. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful claim brought against us in excess of our insurance coverage could significantly harm our business and financial condition.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH CAN BE COSTLY, TIME CONSUMING AND SUBJECT US TO UNANTICIPATED DELAYS.

     If we do not continue to comply with changing government regulations, we could lose our ability to market and sell our product. The preclinical and clinical testing, manufacturing, labeling, sale, distribution and promotion of the NCP System are subject to extensive and rigorous regulation in the United States by federal agencies, primarily the FDA, and by comparable state agencies. In the future, it will be necessary for us to obtain additional government approvals for other applications of the NCP System and for modified or future-generation products. Commercial distribution in certain foreign countries is also subject to obtaining regulatory approvals from the appropriate authorities in such countries. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approvals may include regulatory restrictions on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspension or withdrawal of approvals, confiscations or recalls of products, operating restrictions and criminal prosecution. Furthermore, changes in existing regulations or adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals. We may not be able to obtain additional future regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive such future approvals, suspension or withdrawal of previously received approvals, or recalls of the NCP System could severely harm our ability to market and sell our current and future products and improvements.

OUR EXPANSION INTO INTERNATIONAL MARKETS MAY CREATE NEW RISKS AND REGULATORY APPROVALS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Our international operations are subject to risks not generally associated with commercialization efforts in the United States. We may not be successful in increasing our international market sales or in obtaining reimbursement or any regulatory approvals required in foreign countries. The anticipated international nature of our business is also expected to subject us and our representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which we operate or where the NCP System is sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop and new laws or regulations may impair our ability to market and sell our products in those jurisdictions.

                                 USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the common stock offered under this prospectus.

                              SELLING STOCKHOLDERS

     We are registering all 2,518,000 shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of these shares to the selling stockholders in a private placement transaction. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. See "Plan of Distribution."

     The table below lists the selling stockholders and other information regarding the ownership of common stock by each of the selling stockholders.

                                                                                PERCENTAGE
                                                                                    OF
                                              NUMBER OF          NUMBER OF        SHARES
                                                SHARES            SHARES           OWNED                SHARES
                                            OWNED PRIOR TO         BEING         PRIOR TO      OWNED AFTER OFFERING (2)
Selling Stockholder                          OFFERING (1)         OFFERED      OFFERING (3)     NUMBER         PERCENT (3)
-------------------
State of Wisconsin Investment Board          2,010,300             800,000         9.4%       1,210,300            5.7%
John Hancock Advisers, Inc.                    702,500             625,000         3.3           77,500              *
Massachusetts Financial Services Co.(8)      1,820,571             475,000         8.5        1,345,571            6.3
The Kaufman Fund, Inc.                         200,000             200,000           *                0              *
Special Situations Funds                       200,000             200,000           *                0              *
Framlington Group, PLC                         450,000             150,000         2.1          300,000            1.4
Evergreen Investment Management                 75,000              50,000           *           25,000              *
Robert P. Cummins                              593,538              12,500         2.8          581,038(4)(5)(6)   2.7
Richard P. Kuntz                                43,000               5,500           *           37,500(4)(7)        *
                                             ---------           ---------       -----        ---------          -----
TOTAL                                        6,094,909           2,518,000                    3,576,909

 *   Less than 1.0%.

(1)  Based on total shares outstanding of 18,884,989 at February 15, 2001.

(2) Assumes that the selling stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire any additional shares of common stock.

(3) The percentage of common stock beneficially owned is based on the 21,402,989 shares of common stock outstanding on February 20, 2001.

(4) Includes 537,288 and 37,500 shares of common stock owned by Messrs. Cummins and Kuntz, respectively, subject to options exercisable on or before April 15, 2001.

(5) Includes 10,000 shares of common stock held in trust for the benefit of Mr. Cummins' children of which Mr. Cummins serves as trustee.

(6) Mr. Cummins is the President, Chief Executive Officer and a Director of Cyberonics.

(7)  Mr. Kuntz is the Vice President of Manufacturing for Cyberonics.

(8) Massachussetts Financial Services Co. is the investment adviser to various mutual funds and client accounts which beneficially own the shares of common stock. As such Massachussetts Financial Services Co. has been given dispositive control and shared voting control over the shares.

                              PLAN OF DISTRIBUTION

     The selling stockholders (or, subject to applicable law, their pledges, donees, distributes, transferees, or successors-in-interest) are offering shares of our common stock that they acquired from us in a private placement transaction. This prospectus covers the selling stockholders' resale of up to 2,518,000 shares of common stock.

     In connection with our issuance to the selling stockholders of the common stock, we are filing a Registration Statement on Form S-3 with the Securities and Exchange Commission. The registration statement covers the resale of the common stock from time-to-time as indicated in this prospectus. This prospectus forms a part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep it effective for a period not to exceed two years and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act of 1933 that could arise in connection with the selling stockholders' sale of the shares covered by this prospectus. We have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

     The selling stockholders may sell the shares of common stock described in this prospectus directly or through underwriters, broker-dealers or agents. The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus. As a result, pledges, donees, transferees or other successors-in-interest that receive such shares as a gift, partnership distribution or other non-sale related transfer may offer shares of the common stock covered by this prospectus. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act of 1933, the selling shareholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders may sell shares of common stock from time-to-time in one or more transactions:

     -    at fixed prices that may be changed;

     -    at market prices prevailing at the time of sale; or

     - at prices related to such prevailing market prices or at negotiated prices.

     The selling stockholders may offer their shares of common stock in one or more of the following transactions.

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

     -    in the over-the-counter market;

     -    in privately negotiated transactions;

     -    through options;

     -    by pledge to secure debts and other obligations;

     -    by a combination of the above methods of sale; or

     -    to cover short sales made pursuant to this prospectus.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledge shares pursuant to this prospectus.

     The Commission may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to the "underwriters" within the meaning of the Securities Act. The Commission may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the common stock in the ordinary course of its business with the present intention of holding the common stock for investment purposes and with no present intention of distributing those shares, and at the time the selling stockholder purchased the common stock it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

     Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling shareholder or any such other person.

                                  LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Vinson & Elkins L.L.P., Houston, Texas.

                                     EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's Website at Http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the SEC's public reference room in Washington D.C. by calling the SEC at 1-800-SEC-0330.

     We also file such information with the Nasdaq National Market. Our reports, proxy and information statements and other information can be read and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold:

     - the description of our common stock contained in our registration statement on Form 8-A dated February 10, 1993, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock;

     - our annual report on Form 10-K for the fiscal year ended June 30, 2000;

     - our quarterly report on Form 10-Q for the quarter ended September 30, 2000;

     - our quarterly report on Form 10-Q for the quarter ended December 31, 2000;

     - our current report on Form 8-K, filed with the SEC on September 12, 2000;

     - our current report on Form 8-K, filed with the SEC on September 26, 2000; and

     - our amendment to our current report on Form 8-K, filed with the SEC on September 28, 2000.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                Cyberonics, Inc.
                     16511 Space Center Boulevard, Suite 600
                              Houston, Texas 77058
                          Attn: Chief Financial Officer
                                 (281) 228-7200

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE STATEMENTS AND REPRESENTATIONS CONTAINED WITHIN THIS PROSPECTUS ARE TRUE AND CORRECT AS OF THE DATE INDICATED ON THE COVER PAGE. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE SINCE THAT DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE REGISTERED SECURITIES TO WHICH THE PROSPECTUS RELATES. MOREOVER, THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

                                2,518,000 SHARES



                                CYBERONICS, INC.


                                     [LOGO]


                                  COMMON STOCK

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                                   PROSPECTUS


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                               February 28, 2001